Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 18, 2004, relating to the financial statements of RF Monolithics, Inc., appearing in the Annual Report on Form 10-K of RF Monolithics, Inc. for the year ended August 31, 2005.

/s/ Deloitte & Touche, LLP

Dallas, Texas
September 15, 2006